EXHIBIT 99.1

NEWS RELEASE	Company Contact:
For Immediate Distribution	Jackie Cossmon
408-616-7220
ir@XenoPort.com

XenoPort Reports Third Quarter Financial Results and
Updates Its Early-Stage Development Pipeline

SANTA CLARA, CA — November 2, 2005 — XenoPort, Inc. (Nasdaq: XNPT) announced today its financial results for the third quarter and nine months ended September 30, 2005.  Revenues for the quarter were $711,000, compared to $2.3 million for the same period in 2004.  Net loss for the third quarter was $10.1 million, compared to a net loss of $8.9 million for the same period in 2004.  At September 30, 2005, XenoPort had cash and cash equivalents and short-term investments of $78.8 million.

XenoPort Highlights
Since the beginning of the third quarter, XenoPort has announced the following progress in its clinical-stage development programs:

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A Phase 2b clinical trial demonstrated that XP13512 provided statistically significant and clinically relevant benefits to patients with restless legs syndrome (RLS) when dosed at 1200 mg once a day for 14 days.

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A Phase 1 clinical trial demonstrated that XP19986 was well absorbed and rapidly converted to the R-isomer of baclofen, and exhibited a pharmacokinetic profile consistent with requirements for twice-a-day dosing when formulated for sustained release.

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A Phase 2a clinical trial of XP19986 for the potential treatment of gastroesophageal reflux disease, or GERD, was initiated.  The trial is a multi-center, randomized, double-blind, placebo-controlled, cross-over study designed to assess the safety, tolerability and efficacy of XP19986.  The clinical trial is intended to test the ability of escalating single doses of a prototype sustained-release formulation of XP19986 to reduce reflux episodes.

Ronald W. Barrett, Ph.D., XenoPort’s chief executive officer, stated, “We are very pleased with the progress of XP13512 and XP19986.  Given the robust efficacy and favorable side effect profile of XP13512 in RLS patients in our Phase 2 trials, we are eager to begin our Phase 3 clinical program in RLS patients in the first half of 2006.  Our Phase 2a clinical trial with XP19986 in GERD patients is now underway and scheduled for completion in the first half of 2006.”

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XenoPort Reports Third Quarter Financial Results…(con’t)	Page 2

XenoPort Third Quarter and Nine Month Financial Results
Revenues for the three and nine months ended September 30, 2005 were $711,000 and $4.3 million, respectively, compared to $2.3 million and $7.3 million for the same periods in 2004.  The decrease in revenues for both periods was primarily due to the conclusion of our collaboration with ALZA Corporation in March 2005 and the completion of our ATP and SBIR grants in October 2004 and February 2005, respectively.

Research and development expenses for the three and nine months ended September 30, 2005 were $8.8 million and $29.6 million, respectively, compared to $9.2 million and $24.2 million for the same periods in 2004.  The modest decrease for the three-month period was primarily due to fluctuations in timing of development activities for the XP13512 and XP19986 programs.  The increase for the nine-month period was principally due to expenses related to the development of XP13512 and XP19986, as well as increased non-cash amortization of deferred stock-based compensation.

General and administrative expenses for the three and nine months ended September 30, 2005 were $2.6 million and $7.4 million, respectively, compared to $2.1 million and $5.5 million for the same periods in 2004.  The increase for both periods was primarily due to increased personnel expenses, including non-cash amortization of deferred stock-based compensation.

Net loss for the three and nine months ended September 30, 2005 was $10.1 million and $31.4 million, respectively, compared to a net loss of $8.9 million and $22.1 million for the same periods in 2004.  Loss applicable to common stockholders, which includes convertible preferred stock dividends, was $10.1 million and $32.4 million for the three and nine months ended September 30, 2005, respectively, compared to $8.9 million and $22.1 million for the same periods in 2004.  Basic and diluted loss per share applicable to common stockholders was $0.52 and $3.43 for the three and nine months ended September 30, 2005, respectively, compared to $7.25 and $19.08 for the same periods in 2004.

On a pro forma basis, basic and diluted loss per share applicable to common stockholders was $0.52 and $1.95 for the three and nine months ended September 30, 2005, respectively, compared to $0.78 and $1.99 for the same periods in 2004.  The pro forma basic and diluted loss per share calculations assume the conversion of all outstanding shares of preferred stock into shares of common stock using the as-if-converted method as of January 1, 2004 or the date of issuance, if later.

At September 30, 2005, XenoPort had cash and cash equivalents and short-term investments of $78.8 million.

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XenoPort Reports Third Quarter Financial Results…(con’t)	Page 3

Update on Early-Stage Development Pipeline
XenoPort also announced today that it has selected XP21279 as a development compound. XP21279 is a new chemical entity discovered by XenoPort and is a Transported Prodrug of levodopa, or L-Dopa.  XP21279 is designed to improve therapy for patients suffering from Parkinson’s disease, a disabling and progressive illness that afflicts 1 in 1000 people.  Despite the introduction of newer agents, L-Dopa remains the most effective therapy for reducing symptoms associated with Parkinson’s disease, particularly in patients with severe Parkinson’s disease.  Some improvement in L-Dopa therapy has been provided by co-administration of drugs designed to slow L-Dopa metabolism.  However, current L-Dopa therapy remains suboptimal due to fluctuations in L-Dopa blood concentrations between doses.  To date, a satisfactory sustained-release formulation of L-Dopa has not been possible due to poor colonic absorption.

XenoPort believes that XP21279 has the potential to improve upon the deficiencies of L-Dopa.  XP21279 is designed to engage natural nutrient transport mechanisms located throughout the length of the gastrointestinal, or GI, tract, and then be rapidly converted to L-Dopa by the body’s endogenous enzymes.  In addition to L-Dopa, the metabolic breakdown products of XP21279 are substances with favorable safety characteristics.  Because XP21279 is designed to be well absorbed from the lower GI tract, XenoPort believes it can be formulated for sustained release, thus reducing fluctuations of L-Dopa levels in the bloodstream.

XenoPort intends to file an IND for XP21279 in the first half of 2007.  In order to pursue rapid progress on this new development program, XenoPort will postpone the previously planned filing of an IND for XP20925, a Transported Prodrug of propofol for the treatment of migraine and chemotherapy-induced nausea/vomiting, until additional resources become available.

Dr. Barrett stated, “We remain excited about the potential of XP20925 and plan to continue its development at an appropriate time in the future.  We are very pleased to add XP21279 to XenoPort’s development pipeline.  We have decided to prioritize the development of XP21279 because of the established market potential for an improved L-Dopa product in Parkinson’s disease and the possibility of demonstrating the desired product profile in early clinical studies.  We believe that XP21279 is another powerful example of the benefits of our Transported Prodrug approach to developing drugs with optimal therapeutic properties.”

Conference Call
XenoPort will host a conference call at 5:00 p.m. Eastern Time today.  To access the conference call via the Internet, go to www.XenoPort.com.  To access the live conference call via phone, dial 1-888-275-3514.  International callers may access the live call by dialing 1-706-679-1417.

The replay of the conference call may be accessed via the Internet, at www.XenoPort.com, or via phone at 1-800-642-1687 for domestic callers or 1-706-645-9291 for international callers.  The reference number to enter the call and the replay of the call is 1544432.

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XenoPort Reports Third Quarter Financial Results…(con’t)	Page 4

About XenoPort
XenoPort, Inc. is a biopharmaceutical company focused on developing a portfolio of internally discovered product candidates that utilize the body’s natural nutrient transport mechanisms to improve the therapeutic benefits of existing drugs.  XenoPort’s most advanced product candidate, XP13512, has successfully completed a Phase 2b clinical trial for the treatment of restless legs syndrome, or RLS, and a Phase 2a clinical trial for the management of post-herpetic neuralgia.  XenoPort anticipates commencing Phase 3 clinical trials of XP13512 in RLS patients in the first half of 2006.  XenoPort has also completed an initial Phase 1 clinical trial of XP19986, a Transported Prodrug of R-baclofen.  This trial demonstrated that XP19986 was suitable for twice-a-day dosing and was well tolerated with few adverse events at the doses tested.  XenoPort has commenced additional studies of XP19986, including a Phase 2a clinical trial in gastroesophageal reflux disease, or GERD, patients.

To learn more about XenoPort, please visit the web site at www.XenoPort.com.

Forward-Looking Statements
This press release contains “forward-looking” statements, including, without limitation, all statements related to our future clinical development programs for XP13512, XP19986, XP21279 and XP20925; the therapeutic and commercial potential of XP13512, XP19986 and XP21279; future preclinical and clinical development plans; and our future clinical trials.  Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements.  Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “intends,” “potential” and similar expressions are intended to identify forward-looking statements.  These forward-looking statements are based upon XenoPort’s current expectations.  Forward-looking statements involve risks and uncertainties.  XenoPort’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the ability of the company to successfully conduct clinical trials for XP13512, XP19986 and XP21279; the ability of the company to advance preclinical compounds into clinical development; the uncertainty of the FDA approval process; and the therapeutic and commercial value of the company’s compounds.  These and other risk factors are discussed under the heading “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, filed with the Securities and Exchange Commission on August 11, 2005.  XenoPort expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

XenoPort is a registered U.S. trademark.

Source code:  XNPT2F

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XENOPORT, INC.

BALANCE SHEETS
(in thousands)

	December 31, 2004	September 30, 2005

	(unaudited)	(unaudited)
Current assets:
Cash and cash equivalents	$36,554	$25,017
Short-term investments	23,691	53,809
Accounts receivable	1,354	—
Other current assets	1,219	1,792

Total current assets	62,818	80,618
Property and equipment, net	5,030	4,109
Long term assets and other	3,845	3,643

Total assets	$71,693	$88,370

Current liabilities:
Short-term liabilities	$9,753	$8,346
Short-term borrowings	1,068	714

Total current liabilities	10,821	9,060
Other long term liabilities	2,122	2,319
Long-term borrowings	1,325	862
Commitments
Convertible preferred stock	148,804	—
Stockholders’ (deficit) equity:
Common stock	2	19
Additional paid-in capital and other	4,684	204,534
Accumulated deficit	(96,065)	(128,424)

Total stockholders’ (deficit) equity	(91,379)	76,129

Total liabilities and convertible preferred stock and stockholders’ (deficit) equity	$71,693	$88,370

The accompanying notes are an integral part of these interim financial statements.

XENOPORT, INC.

STATEMENTS OF OPERATIONS
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2004	2005	2004	2005

	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues:
Collaboration revenue	$2,095	$711	$6,380	$4,231
Grant revenue	242	—	950	85

Total revenues	2,337	711	7,330	4,316

Operating expenses:
Research and development*	9,231	8,817	24,182	29,604
General and administrative*	2,050	2,618	5,531	7,378

Total operating expenses	11,281	11,435	29,713	36,982

Loss from operations	(8,944)	(10,724)	(22,383)	(32,666)
Interest income	161	720	498	1,463
Interest expense	(77)	(52)	(262)	(187)

Net loss	(8,860)	(10,056)	(22,147)	(31,390)
Convertible preferred stock dividends	—	—	—	(969)

Loss applicable to common stockholders	$(8,860)	$(10,056)	$(22,147)	$(32,359)

Basic and diluted loss per share applicable to common stockholders	$(7.25)	$(0.52)	$(19.08)	$(3.43)

Shares used to compute basic and diluted loss per share applicable to common stockholders	1,221,348	19,263,715	1,160,843	9,423,567

Pro forma basic and diluted net loss per common share	$(0.78)	$(0.52)	$(1.99)	$(1.95)

Shares used to compute pro forma basic and diluted net loss per common share	11,304,058	19,263,715	11,106,323	16,076,240

* Includes non-cash amortization of deferred stock-based compensation as follows:

Research and development	$66	$216	$112	$650
General and administrative	65	308	83	1,330

	$131	$524	$195	$1,980

The accompanying notes are an integral part of these interim financial statements.

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